Exhibit 99.2

FORM OF

PROMISSORY NOTE

U.S. $

Dallas, Texas

The 4th day of February, 2010.

FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of                     , at                     , Dallas Texas 75202, (the “Noteholder”) or at such other place as the holder hereof may designate in writing, the principal sum of $              together with interest on the unpaid balance of one percent (1%) per annum. Principal shall be payable in three years from the date hereof (maturity of February 3, 2013). Interest shall accrue on any unpaid balance and shall be payable annually with the first payment due the 3rd of February 2011 with each remaining interest payment due on the 3rd of February each year thereafter; except that, unless sooner paid, all principal hereunder shall be due and payable on the 3rd day of February, 2013.

Maker shall have the right at any time to prepay the entire outstanding amount of this Note. Maker shall have the right to make a partial prepayment of this Note at any time.

Maker will be in default if:

(i) Maker does not make any payment within thirty (30) days of the date due;

(ii) The Maker shall be unable to pay its debts as they mature or shall make an assignment for the benefit of any of its creditors;

(iii) A proceeding in bankruptcy or for reorganization of the Maker or the readjustment of any of their respective debts under the Bankruptcy Act, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors now or hereafter existing, shall be commenced by the Maker or shall be commenced against the Maker and shall not be discharged within ninety (90) days of its commencement;

(iv) A receiver or trustee shall be appointed for the Maker or for any substantial part of its assets, or any proceeding shall be instituted for the dissolution or the full or partial liquidation of the Company, and such receiver or trustee shall not be discharged within ninety (90) days of his appointment, or such proceeding shall not be discharged within ninety (90) days of its commencement;

(v) A judgment creditor of the Maker shall obtain possession of any of its assets by any means including, without limitation, levy, restraint, or replevin;

(vi) The validity or enforceability of this Note, or any lien contemplated hereby shall be contested by the Maker; or

(vii) The Maker dissolves.

Upon the occurrence of an event of default specified in the foregoing subparagraphs of this Note, at the option of Noteholder, immediately and without notice to Maker, the obligation of Maker hereunder shall immediately become due and payable without further action of any kind, and this Note shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Maker.

The Maker further promises to pay all costs and expenses, including reasonable attorney fees, which may be incurred by the Noteholder in collecting any sums due under this Note, or in bringing any action to foreclose the lien securing this Note or in protecting or sustaining any lien, security agreement or Escrow Agreement.

Failure by the holder hereof to insist upon performance in accordance with the terms of this Note or the lien securing this Note shall not be deemed a waiver of any other obligation under this Note or the lien securing this Note.

Noteholder reserves the right to pledge, hypothecate or otherwise dispose of this Note. Any subsequent holder of this Note shall not be subject to (and the Maker expressly waives as against such subsequent holder) any defenses, set-offs, counterclaims or other objections to the payment of this Note.

Presentment, notice of dishonor, and protest are hereby waived by the maker hereof.

Any notice to Maker provided for in this Note shall be given by mailing such notice by certified mail addressed to Maker at the address stated below, or to such other address as Maker may designate by notice to the Noteholder. Any notice to the Noteholder shall be given by mailing such notice by certified mail, return receipt requested, to the Noteholder at the address stated above in this Note, or at such other address as may have been designated by notice to Maker.

This Note is to be governed by and construed in accordance with the laws of Texas for all purposes. This Note is secured by Collateral Assignment and Security Agreement dated the 4th day of February, 2010 between the Maker and Noteholder.

Maker: Moroney Preservation Limited

By:

James M. Moroney III, President Moroney Holdings, Inc. General Partner Address of Maker: 508 Young Street Fourth Floor Dallas Texas 75202